EXHIBIT 1.01
RALPH LAUREN CORPORATION
Conflict Minerals Report
For the Year Ended December 31, 2014

This Conflict Minerals Report of Ralph Lauren Corporation (the “Company”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Conflict Mineral Rules”), for the reporting period January 1, 2014 to December 31, 2014 (the “Reporting Period”).  Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Ralph Lauren Corporation and its consolidated subsidiaries.

We contract to manufacture certain products in which columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (collectively, the “3TGs”), may be necessary to the functionality or production of those products.

Section 1.                          Company Overview

The Company designs, markets, and distributes premium lifestyle products including apparel, accessories, home furnishings and other licensed product categories.  We do not directly manufacture products but rather we contract for the manufacture of our products1. This report relates to the following product categories (the “Covered Products”): apparel, accessories, and home furnishings.  The Covered Products include products: (a) that were manufactured by certain third parties that affixed the Company’s brand, marks, logo or label to a generic product; and (b) for which we exerted sufficient influence over the manufacture of the products such that we could be considered to have contracted for their manufacture. The Covered Products do not include licensed product categories.

We have a global network of suppliers, vendors, and factories (the “Supply Chain Participants”) and there are, generally, multiple tiers between the 3TG sources and our direct Supply Chain Participants.  Since we do not directly manufacture products but rather contract for the manufacture of the Covered Products, we must rely on our Supply Chain Participants to provide information regarding the products they supply to us and the origin of any 3TGs that are necessary to the functionality of those products. Due to the depth of our supply chain, we are far removed from the sources of ore from which 3TGs are produced and the smelters/refiners that process those ores.  The efforts undertaken to identify the countries of origin of those ores reflect the Company’s circumstances and position in the supply chain as a “downstream” company with no direct influence on smelters or refiners.  Since we do not have a direct relationship with smelters and refiners of 3TGs, we do not conduct or commission independent third party-audits of the smelters and refiners from which our independent Supply Chain Participants source 3TGs.  We rely upon industry initiatives, such as the Conflict-Free Sourcing Initiative founded by EICC and GeSI, for independent third-party audit information.

We are opposed to human rights abuses such as those occurring in the Democratic Republic of the Congo or an adjoining country (collectively the “Covered Countries”), and are committed to the principles of ethical business practice, including the responsible sourcing of 3TGs.  We expect that our suppliers share this commitment and require that they cooperate with us in the compliance of the Conflict Mineral Rules.  Our policy with respect to sourcing 3TGs reflects our continuing commitment to: identify product manufactured for us that contain 3TGs; engage with our Supply Chain Participants to identify the origin of those 3TGs; and deliver products to our consumers that are manufactured in a responsible and ethical manner.  As we enter into new contractual arrangements with our Supply Chain Participants, or our contracts renew, we are adding a clause to require them to represent that they do not source 3TGs from the Covered Countries.

Section 2.                          Due Diligence Measures

Design

We based our due diligence measures, in all material respects, on the framework set forth in the Organization for Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the supplements on tin, tantalum, tungsten and gold.

1 With the exception of watches and fine jewelry produced by Ralph Lauren Watch & Jewelry Company, S.A.R.L., a joint venture in which the Company has a 50% interest.

Management Systems

In 2012, we developed a management system with regard to the Conflict Minerals Rule that included representatives from the following departments at the Company: (i) Global Human Rights Compliance; (ii) Global Sourcing, Manufacturing and Production; (iii) Global Quality Assurance & Testing; and (iv) Legal.

Supply Chain Risk Identification and Assessment

We initially sought to determine whether products supplied to us by our Supply Chain Participants contained any of the 3TGs.  Because of the complexity of our supply chain and the breadth of our product offerings, we developed a risk-based approach that focused on Supply Chain Participants who were: (a) direct finished goods vendors, and (b) suppliers of raw materials and components that we believed were likely to supply us with products containing any of the 3TGs (such as hardware or metal components suppliers). As a result of our review, we determined that during the Reporting Period, we contracted to manufacture certain Covered Products containing 3TGs which are necessary to the functionality or production of those products.  Based on this determination, we then conducted a reasonable country of origin inquiry (“RCOI”) to ascertain whether any 3TGs in the Covered Products originated in the Covered Countries.

We required our Supply Chain Participants to complete a survey (the “Conflict Mineral Survey”) which incorporated the Supply Chain Compliance Questionnaire adapted from the Electronic Industry Citizenship Coalition-Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Common Reporting Template. We also reiterated to our Supply Chain Participants our commitment to the responsible sourcing of 3TGs, and our expectations that they share this commitment and cooperate with our compliance efforts.   We distributed the Conflict Mineral Survey through a web-based vendor communication portal and required the following information from each of our Supply Chain Participants:

(i) the types of raw materials, product components or Covered Products such Supply Chain Participant provided to the Company during the Reporting Period;

(ii) whether any such raw materials, product components or Covered Products contained any of the 3TGs;

(iii) information regarding the source or origin of any 3TGs, including the names and locations of smelters and refiners or source of 3TGs supplied to the Company;

(iv) whether any 3TGs supplied to the Company came from recycled or scrap sources; and

(v) other additional information related to such Supply Chain Participant’s sourcing and compliance activities.

Report on Supply Chain Due Diligence

We reviewed each completed Conflict Mineral Survey for completeness, reasonableness, and consistency of answers.  As necessary, we contacted certain Supply Chain Participants for clarification on specific responses or to request additional information.  We further reviewed the completed Conflict Mineral Surveys from those Supply Chain Participants who were able to identify smelters and/or make declarations regarding the origin of any Conflict Minerals contained in raw materials, components or Covered Products supplied to us during the Reporting Period. We have also cross-referenced the responses from the completed Conflict Minerals Survey from each Supply Chain Participant with information published by the EICC/GeSI CFS Program, the London Bullion Market Association Responsible Gold Audit Program and/or the Responsible Jewelry Council Code of Practices.

Due Diligence Improvement Measures

We intend to take the following steps to improve our due diligence measures:

(i) continue to communicate with our Supply Chain Participants regarding our expectations and requirements for compliance with the Conflict Minerals Rules, including directing them to training resources to increase the response rate and improve the content of their responses to the Company’s Conflict Minerals Survey;

(ii) continue to make inquiries, and undertake additional fact and risk assessments, where necessary, with respect to the use and source of 3TGs in our supply chain;

(iii) continue to monitor information regarding global traceability and sourcing of 3TGs;

(iv) continue to monitor changes in our supply chain that may impact our classification of Covered Products as “DRC conflict undeterminable”; and

(v) continue to participate in industry-based efforts and relevant trade associations, such as the working group on Conflict Minerals organized by the American Apparel & Footwear Association, to encourage further improvement and reliability in 3TG traceability programs, encourage responsible sourcing of 3TGs and to define and improve best practices.

Independent Private Sector Audit

During the two year transition period we are not required to obtain an independent private sector audit (“IPSA”).  In future years, if an IPSA is required, we will outline the results of that audit.

Reporting

With the preparation and release of this report, we have published a report of our due diligence measures with respect to the sourcing of 3TGs.  A copy of this report is available at http://investor.ralphlauren.com.

Section 3.                          Product Determination

Based on our RCOI, we did not receive any information from our Supply Chain Participants indicating that the 3TGs used in any of our products originated in, or were sourced from the Covered Countries, or came from recycled or scrap sources. Notwithstanding our due diligence efforts, we are unable to identify all smelters or refiners used by our Supply Chain Participants for all 3TGs used in our Covered Products. We conclude that the status of the Covered Products is “DRC conflict undeterminable.”

Based on our RCOI and the completed Conflict Minerals Surveys, we believe that the facilities that were used by our Supply Chain Participants to process the 3TGs contained in our Covered Products included, but may not be limited to, the smelters and refineries listed in the chart attached hereto as Schedule A. Countries of origin for these smelters or refiners include:  Belgium, Brazil, Bolivia, Canada, China, Germany, India, Indonesia, Italy, Japan, Malaysia, Peru, Republic of South Korea, Saudi Arabia, Switzerland, Taiwan, Thailand, Turkey, and the United States.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
Certain statements in this report or incorporated by reference into report, in future filings by us with the Securities and Exchange Commission (the "SEC"), in our press releases, and in oral statements made from time to time by us or on our behalf constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe," "is or remains optimistic," "currently envisions," and similar words or phrases and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule A

Name of Smelter or Refinery	EICC/GeSI CFS Program & "Compliant Smelter List"	Responsible Jewellery Council Certified Member	LBMA Responsible Gold Audit Program
Allgemeine GoldNound Silberscheideanstalt A.G.	Yes	Yes	No
Alpha	Yes	No	No
Argor-Heraues SA	Yes	Yes	Yes
Asahi Pretec Corporation	Yes	No	No
Cendres et Métaux	Yes	No	No
Chimet S.P.A.	Yes	Yes	No
CNMC (Guangxi) PGMA Co., Ltd.	Yes	No	No
Cooperativa Metalurgica de Rondônia Ltda.	Yes	No	No
CV United Smelting	Yes	No	No
EM Vinto	Yes	No	No
Faggi Enrico S.p.A.	Yes	No	No
Gejiu Non-Ferrous Metal Processing Co., Ltd.	Yes	No	No
Heraeus Precious Metals GmbH & Co.Kg.	Yes	No	Yes
Istanbul Gold Refinery	Yes	No	Yes
Italpreziosi SpA	No	Yes	No
L'azurde Company For Jewelry	Yes	No	No
LS-NIKKO Copper Inc.	Yes	No	Yes
Magnu's Minerais Metais e Ligas Ltda.	Yes	No	No
Malaysia Smelting Corporation	Yes	No	No
Metalor Technologies (Hong Kong) Ltd.	Yes	Yes	No
Metalor Technologies SA	Yes	Yes	Yes
Metalor USA Refining Corporation	Yes	No	No
Mineração Taboca S.A.	Yes	No	No
Minsur S.A.	Yes	No	No
Mitsubishi Materials Corporation	Yes	No	Yes
Mitsui Mining and Smelting Co., Ltd	Yes	No	Yes
MMTC-PAMP India Pvt., Ltd.	Yes	Yes	Yes
Nadir Metal Rafineri San. Ve Tic. A.Ş.	Yes	No	Yes
Ohio Precious Metals, LLC	Yes	No	No
Operaciones Metalurgical S.A.	Yes	No	No
Progold s.P.a.	No	Yes	No
PT Timah (Persero) Tbk Mentok	Yes	No	No
PX Précinox SA	Yes	Yes	Yes
Republic Metals Corporation	Yes	Yes	No
Royal Canadian Mint	Yes	No	No
Safimet S.p.A.	No	Yes	No
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Yes	No	No
Solar Applied Materials Technology	Yes	No	No
Tanaka Kikinzoku Kogyo K.K.	Yes	No	Yes
Thailand Smelting and Refining Co., Ltd. (Thaisarco)	Yes	No	No
Umicore Brasil Ltda.	Yes	No	Yes
Umicore Precious Metal Refining	Yes	No	Yes
United Precious Metal Refining, Inc.	Yes	No	No
Valcambi S.A.	Yes	Yes	Yes
Yunnan Tin Company Limited	Yes	No	No